Exhibit 99.1






                     Syngenta Executive Stock Option Plan-10
                                   (SESOP-10)




                                 The Regulations





                                December 4, 2000
                                  Revision 2002

ARTICLE 1                          Definitions



Blocking Period:              The period between the grant of Options (Grant
                              Date) and the beginning of the Exercise Period.

Board:                        Board of Directors of Syngenta.

Committee:                    The Compensation Committee appointed by the Board
                              to manage the Plan pursuant to Article 22.

Eligible Persons:             Selected members of the Board, executives and key
                              employees of the Syngenta Group as designated by the Committee to whom Options on Shares are granted free of charge under this Plan.

Exercise Period:              The period during which the Option Holder can
                              exercise Options.

Exercise Price:               The price at which the Share may be purchased
                              during the Exercise Period by exercising an Option.

Grant Date:                   The date Options on the Shares are granted to the
                              Participants pursuant to the provisions of these Regulations.

Group Companies:              All legally independent companies under the
                              management of Syngenta and in which Syngenta, either directly or indirectly, owns at least 50% of the share capital.

Initial Grant:                Options granted under this Plan from November 13,
                              2000 until March 31, 2001 on the occasion of the initial public offering of Syngenta.

Option: The right to purchase one Share at a price fixed in advance (Exercise Price) within the Exercise Period.

Option Agreement:             The signed, written agreement between the
                              Participant and Syngenta setting forth the terms and conditions of the Options granted, substantially in form and substance as set out in Appendix A hereto.

Option Holder:                The owner of Options granted under these
                              Regulations.

Participants:                 Eligible Persons who actually participate in this
                              Plan.

Plan/Regulations:             The Syngenta Executive Stock Option Plan-10
                              (SESOP-10).

Shares:                       Registered Shares of Syngenta AG.

Stock Option Administrator:   The person or company appointed by the Committee
                              who is responsible for administering the Option
                              Plan.

Syngenta:                     Syngenta AG, Basel.

Syngenta Group:               Syngenta and all of the Group Companies.

ARTICLE 2             Purpose

The purpose of the Plan is to provide selected members of the Board, executives and key employees of the Syngenta Group with an opportunity to obtain Options on Shares. It is intended that the Plan will provide an additional incentive to such persons to contribute to the long-term success and prosperity of the Syngenta Group which will enhance the value of the Shares for the benefit of the shareholders and increase the ability of Syngenta Group to attract, motivate and retain the best personnel for positions of substantial responsibility within the Syngenta Group.

ARTICLE 3             Duration of the Plan

The provisions of these Regulations have been established for discretionary Option grants in the year 2000 and the subsequent years, until Syngenta decides, at its discretion, to terminate the Plan. The Participant may not claim any eligibility or other legal rights for future grants or other benefits after Syngenta terminated the Plan.

ARTICLE 4             Shares Subject to these Regulations

Syngenta may either purchase the Shares for grant under the Plan in the open market or make the Shares available from conditional but non-issued Shares of Syngenta (conditional share capital). Syngenta can also acquire Shares for this purpose from a third party.

If an Option granted under the Plan expires or terminates for any reason, the Shares subject to such Option shall be available for further Option grants.

In the event of any recapitalization of Syngenta, any extraordinary dividend or any similar corporate event (e.g. reorganization, merger etc.) affecting the Share such that an adjustment is required in order to preserve the benefits intended to be made under this Plan, the Board or the Committee shall in such manner as it deems equitable adjust the Option conditions accordingly.

These adjustments may take the form of changes to: the number and kind of Shares which thereafter may be optioned and sold under the Plan; the number and kind of Shares subject to outstanding Options; and the exercise price with regard to the foregoing. In addition where the Board or the Committee deems appropriate, it may make provision for a cash payment to a Participant or a person who holds outstanding Options. In cases of adjustment, the number of Shares subject to any Option shall always be a whole number.

ARTICLE 5             Eligibility

Options may be granted to selected members of the Board, executives and key employees of the Syngenta Group as designated by the Committee. No Options will be granted in countries in which the Plan is legally or administratively not feasible.

The grant of Options is at the discretion of the Committee. The grant of Options does not give any rights to receive such grants in the future.

ARTICLE 6             Option Agreement

The grant of Options by the Committee shall be evidenced by a written Option Agreement concluded between the Participant and Syngenta setting forth the terms and conditions pertaining to such Option.

The Options granted pursuant to the Plan are accepted by the duly submission of the signed Option Agreement (see Appendix A). With this acceptance the Participants accept the Options granted and agree to the terms and conditions of the Options and this Plan.

By signing the Option Agreement, the Participant grants Syngenta the power of attorney to register the Shares, which the Participant might acquire by exercising the Options, in the share register pursuant to Article 13.

ARTICLE 7             Option Price

The Options are granted to Eligible Persons free of charge.

ARTICLE 8             Term of Options

The duration of the Options granted, pursuant to these Regulations, is 10 years starting from the Grant Date, unless Article 15 applies. The duration of the Option includes the Blocking Period and the Exercise Period. At the end of the Exercise Period all unexercised Options expire without any compensation.

The Committee has the authority to grant Options with a shorter duration than 10 years.

ARTICLE 9             No Disposal of Options

The Options are not transferable, i.e. during the whole term of the Option the Option Holder may neither sell, donate, or otherwise transfer the Options nor enter into any other agreement with equivalent economic effects.

ARTICLE 10            Blocking Period of Options

The Options are blocked for a period of 3 years from the Grant Date.

During the Blocking Period the Options cannot be exercised. During the Blocking Period the Options are subject to forfeiture rules, pursuant to the provisions of Article 15.

After the end of the Blocking Period the Participant has the right to exercise the Options during the Exercise Period. The Exercise Period can be shortened, pursuant to the provisions of Article 15.

ARTICLE 11            Exercising of Options

The Exercise Price of the Option shall be equal to the weighted average Share prices of the underlying Share at the SWX Swiss Exchange of the 5 business days preceding the Grant Date or the share price at the SWX Swiss Exchange at the Grant Date as determined by the Committee and as stated in each Option Agreement.

The Options are exercised by submitting a duly completed and signed Option Exercise Notice. The Option Exercise Notice forms are available on request from the Stock Option Administrator. Each Option Exercise Notice must be made for at least 10 Options granted. If a Participant holds less than 10 Options, the Option Holder must exercise all these Options together.

ARTICLE 12            Method of Exercise

The Options may be exercised during the Exercise Period using the Cash Purchase Exercise method. Under the Cash Purchase Exercise method, the Option Holder must pay the Exercise Price to acquire Shares. In return, subject to the provisions of the Plan and the executed option exercise notice, the Option Holder is entitled to receive the number of Shares for which the Options are exercised.

In some countries the method of exercise may be modified with prior consent of the company.

Any Shares which are acquired through exercising of Options are not subject to any blocking conditions and the Participant has full disposal of the Shares.

ARTICLE 13            Entry of the Beneficiary into the Share Register

The acquisition of Shares by way of exercising the Options will be entered into the share register, pursuant to the articles of incorporation of Syngenta. The Shares shall only be entered into the share register after receipt of the full Exercise Price.

ARTICLE 14            Voting Rights and Dividends

The Option Holder has no voting right and is not entitled to receive dividend payments until the Shares are transferred to the Option Holder after exercising the Option.

ARTICLE 15            Termination of Employment

Unless otherwise determined at the discretion of the Committee, upon termination of employment as a result of resignation by the employee or as a result of dismissal by the employer (other than for cause), all blocked Options, pursuant to Article 10, automatically lapse without any right of compensation on the date of termination. In the case of dismissal by the employer (other than for cause) the employer shall reimburse the gross amount of personal income tax and social security contributions effectively paid (if any) by the participant due to the grant of the respective Options which lapse. The participant has to provide proper documentation to prove the overall netcharges incurred on the forfeited Options. The date of termination is the date the employer receives the letter of resignation or in case of dismissal by the employer the last day of employment. Exercisable Options can be exercised within 180 days of the date of termination, or if earlier, by the end of the Option term, unless otherwise determined at the discretion of the Committee.

Upon termination of employment as a result of dismissal by the employer for cause - as determined by the Committee - all blocked and exercisable Options shall lapse with immediate effect without any right of compensation.

Upon termination of employment before the third anniversary of the initial public offering of Syngenta (November 13, 2000) as a result of disability or as a result of retirement (early or at the normal retirement age) or upon death of the Participant blocked Options will remain blocked pursuant to Article 21 and continue to be outstanding as if the Participants had remained employed during the Blocking Period of Options, unless Article 16 applies. After the end of such Blocking Period the Participant or their inheritors may exercise the Options within 24 months. The inheritors shall produce written legal proof of their entitlement to the inheritance.

Unless otherwise determined at the discretion of the Committee, upon termination of employment after the third anniversary of the initial public offering of Syngenta (November 13, 2000) as a result of disability or as a result of retirement (early or at the normal retirement age) or upon death of the Participant all Options will be immediately exercisable and can be exercised within 24 months from the date of disability, retirement or death or, if earlier, by the end of the Option term. The inheritors shall produce written legal proof of their entitlement to the inheritance.

ARTICLE 16            Launch Grant

Upon termination of employment as a result of early retirement before the third anniversary of the initial public offering of Syngenta (November 13, 2000) all Launch Grant Options will lapse on the date of early retirement without any right of compensation, unless otherwise determined by the Committee.

ARTICLE 17            No Right of Continued Employment

Neither the establishment of the Plan, nor the granting of Options, nor the payment of any benefits nor any action of Syngenta, the Board or the Committee relating to the Plan or to benefits shall be held or construed to confer upon any Participant any legal right to be continued in the employ of the Syngenta Group except as to any rights which may be expressly conferred upon such employee under the Plan and under his employment contract.

ARTICLE 18            Tax and Social Security Contributions

Each Participant, who receives Options and acquires Shares, pursuant to these Regulations, is responsible for the proper tax declarations and filings according to applicable law.

Any arising wage tax, income tax, capital gains tax, social security contributions or any other taxes or contributions payable by the Participant must be borne by the Participant in accordance with applicable law. The Syngenta Group has the right, at its discretion, to make withholdings from a Participant's salary or retain Shares to meet payroll withholding obligations unless the funds are provided otherwise.

ARTICLE 19            Amendment and Cancellation of these Regulations

The Plan may be modified, amended or cancelled at any time by the Board or the Committee subject to a reasonable notice period to the Participants. The Board or Committee may also make appropriate adjustments to take into account material changes in law, accounting practices or principles, mergers, spin-offs, consolidations, acquisitions, dispositions, repurchases or similar corporate transactions, or the request for a listing or delisting of the Shares on a stock exchange, or any other event, if it is determined at the Committee's discretion that adjustments are appropriate and justified. Vested rights such as, but not limited to, Options already granted shall be honored. Retroactive changes to the terms and conditions under which Options are granted shall not be permitted except to the extent set forth in Article 20 herein.

ARTICLE 20            Change in Control and Liquidation of Syngenta

In the case of liquidation of Syngenta or a change in control (as defined below) of Syngenta, the terms of outstanding Options may be amended or modified by the Board or the Committee if deemed reasonable and adequate.

A change in control occurs if:

- any person or any group of persons directly or indirectly purchases or otherwise becomes the beneficial owner, or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time, or subject to any condition), or voting securities representing 33 1/3% or more of the combined voting power of all outstanding voting securities of Syngenta;

- the shareholders of Syngenta approve an agreement to merge or consolidate Syngenta with or into another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be owned by, the former shareholders of Syngenta; or

- the shareholders of Syngenta approve the sale of all or substantially all of the Syngenta's business and/or assets to a person or entity which is not a wholly-owned subsidiary of Syngenta.

ARTICLE 21            Blackout Period

Under no circumstances the Blocking Period of any Option, which will be granted under this Plan may be released before the third anniversary of the initial public offering of Syngenta (November 13, 2000), i.e. no Option which will be granted under this Plan may be exercised before November 14, 2003.

ARTICLE 22            Administration

The Board has appointed the Committee.

The members of the Committee serve at the request of the Board, which has the power, at any time and from time to time, to remove members from the Committee and add members thereto. Vacancies on the Committee, however caused, are filled by the Board.

The Committee shall appoint a Stock Option Administrator who is responsible for administering the Option Plan.

The Committee is authorized to grant Options to selected members of the Board, executives and key employees of the Syngenta Group. The Committee has the authority to determine the size of the grant of Options and to determine the time when Options will be granted.

Except otherwise provided in the Plan, the Committee has full power to construe and interpret the Plan, establish and amend rules and Regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities that it believes reasonable and proper.

All decisions made by the Committee pursuant to the provisions of the Plan and related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including Syngenta, stockholders and Participants.

No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option Agreement.

ARTICLE 23            Applicable Law and Jurisdiction

This Plan and any related document shall be governed by and construed in accordance with the laws of Switzerland, excluding the provisions of conflict of law.

Any disputes arising under or in connection with this Plan shall be resolved by the courts of Basel, Switzerland.

ARTICLE 24            Approval and Date of Effect of these Regulations

This Plan, including Appendix A and any country specific Appendices, have been approved by the Board and the Committee and shall become effective on December 4, 2000. The Participants accept the Options granted and the terms of this Plan, including all Appendixes, by signing the Option Agreement (see Appendix A).


December 4, 2000                                        The Committee
Revision 2002

Appendix A        Option Agreement

The following text hereby constitutes a specimen of an Option Agreement. The actual text of the agreement received by the Participant may vary from the specimen set forth herein.


Syngenta Executive Stock Option Plan- 10 (SESOP-10)

Pursuant to the terms and conditions contained herein and the Regulations of the Syngenta Executive Stock Option Plan-10 (SESOP-10) (the "Plan"), Syngenta AG hereby grants to

_______________________________________________________ (the Participant)

--------------------------------------------------------------------------------

_______ Options on ADS of Syngenta AG, quoted on the New York Stock Exchange (NYSE)

Grant Date:          _________________

Exercise Price:      $________________  weighted average share prices at the
                                        NYSE of the 5 business days preceding
                                        the Grant Date / share price at the NYSE at the Grant Date as determined by the Committee

Duration:            _________________  maximum 10 years from the Grant Date

Blocking Period:     _________________  minimum 3 years from the Grant Date

Exercise Period:     _________________

Other conditions:    ____________________________________________________

Please note that under no circumstances the Blocking Period of any Option, which will be granted under this Plan may be released before the third anniversary of the initial public offering of Syngenta (November 13, 2000), i.e. no Option which will be granted under this Plan may be exercised before November 14, 2003.

--------------------------------------------------------------------------------
Place, Date                                   Syngenta AG


-------------------------                     ------------------------------

Acceptance: The undersigned Participant hereby accepts the Options granted. Signing the Option Agreement by the Participant implies his express and complete acceptance of the terms set forth in the Plan, including any Appendices, in this Option Agreement or in any other document related thereto. Furthermore, the Participant hereby accepts the power of the Committee to complete, interpret and implement the Plan and any related documents through further documents, which may become necessary or relevant. The duly signed Option Agreement must be delivered to [Stock Option Administrator], not later than [date]. Please, keep a copy for your records. Late submitted Option Agreements will not be considered, i.e. the granted Options will lapse without compensation.


-------------------------                     ------------------------------
Place, date                                   Signature of Participant

The Options are neither assignable nor otherwise transferable.

                SYNGENTA EXECUTIVE STOCK OPTION PLAN REGULATIONS


                                  U.S. APPENDIX


1.   This Appendix governs the grant of Options to United States Participants

     This Appendix (the "U.S. Appendix") constitutes the part of the Plan that will govern the grant of Options to, United States participants (the "U.S. Options") and incorporates all the Regulations of the Plan (as set forth above) including as modified in accordance with the provisions of this Appendix.

2.   The limit on the number of Shares which can be issued

     The aggregate number of Shares (which, for this purpose, means fully paid ordinary Shares in the capital of Syngenta) which may be issued under U.S. Options, qualifying as "incentive stock options" ("ISOs") within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), under the Plan is a limited number, subject to such adjustments made in a manner consistent with Section 422 of the Code in the event of any issue or reorganisation as the Board or the Committee deems appropriate. To the extent permitted under Section 422 of the Code, any Shares subject to an ISO Award (as defined in Section 7 below) which lapses, expires or is otherwise terminated without the issuance of such Shares may again be available for purposes of this limit.

3.   How U.S. Options will be granted

     All U.S. Options shall be evidenced by an instrument(s) in such form or forms as may from time to time be approved by Syngenta which, among other things, shall set out the manner in which a Participant may exercise his U.S. Option.

4.   Administration of the U.S. Appendix

     The Committee shall (i) administer the U.S. Appendix, (ii) establish from time to time such rules and regulations as it may deem appropriate for the proper administration of the U.S. Appendix, and (iii) make such determinations under, and such interpretations of, and take such actions in connection with, the U.S. Appendix or U.S. Options as it may deem necessary or advisable, including (but not by way of limitation) determinations, interpretations and actions to ensure that U.S. Options that are intended to qualify as ISOs shall so qualify.

5.   Section 16 compliance

     If any officer, director or shareholder of Syngenta is awarded U.S. Options and therefore becomes subject to Section 16 of the U.S. Securities Exchange Act 1934, as amended (the "Exchange Act"), Syngenta shall take all appropriate action to ensure that such awards under the U.S. Appendix are exempt from Section l6b under the Exchange Act.

6.   Form of U.S. Options

     U.S. Options may be either ISOs under Section 422 of the Code or "nonqualified stock options". The Committee shall have the sole authority and discretion as to whether and to whom to grant either type of U.S. Option; provided, however, that the terms of each U.S. Option shall specify clearly the type of U.S. Option granted and no U.S. Option shall permit a "tandem" exercise arrangement within the meaning of Temp. Treas. Reg.
     section 14a.422A-1(Q/A-21), (Q/A-39).

7.   Compliance with the ISO Rules

     The following provisions shall apply to any U.S. Option that is intended to qualify as an ISO (each, an "ISO Award"):

     (a) The aggregate Fair Market Value (determined as of the Grant Date in accordance with the requirements of Section 422 of the Code) of the Shares underlying one or more ISO Awards that are first exercisable in any calendar year (under all incentive stock option plans of Syngenta and its Subsidiaries (within the meaning of Section 424 of the Code) shall not exceed U.S. $100,000 (or the CHF equivalent) and, in the event that such limit is exceeded, such U.S. Options shall be treated, to the extent of such excess, as nonqualified stock options.

     (b) The Option Price of the Shares covered by each ISO Award shall not be less than 100% of the Fair Market Value of such Shares determined as of the Grant Date in accordance with the requirements of Section 422 of the Code (110% in the case of an ISO Award granted to a Ten Percent Shareholder).

     (c) An ISO Award may not be exercisable more than 10 years after the Grant Date (5 years in the case of an ISO granted to a Ten Percent Shareholder).

     (d) The terms of such ISO Award shall provide that it is not transferable except by will or pursuant to the laws of descent and distribution, and shall not permit any U.S. Option designated to be an ISO to be exercised more than three months following the Participant's termination of employment with Syngenta or any Subsidiary of Syngenta within the meaning of Section 424 of the Code (more than 12 months following the Participant's death or disability, as disability is defined in Section 22(e)(3) of the Code). The terms of such ISO Award shall further provide that, during the Participant's lifetime, such ISO Award shall only be exercisable by the Participant.

     (e) The U.S. Appendix may be further modified to ensure that any U.S. Option that is intended to be an ISO under the U.S. Appendix will comply with the requirements of Section 422 of the Code.

8.   Term of U.S. Option: addition of consistent provisions

     Subject to the provisions of Section 7 above, in the case of ISOs, the Committee shall determine at the Grant Date the term during which a U.S. Option may be exercised and whether any of the U.S. Option shall be exercisable in one or more installments. A U.S. Option may also be subject to any other provision imposed by Syngenta that is consistent with the purpose and intent of this U.S. Appendix.

9.   U.S. Withholding Taxes: disqualifying dispositions

     It shall be a condition to the obligation of Syngenta to deliver Shares pursuant to any U.S. Option under the Plan that the Participant pays to Syngenta (or the Subsidiary that employs the Participant) such amount as may be required by Syngenta or such Subsidiary for the purpose of satisfying any liability for any U.S. federal, state or local taxes of any kind required to be withheld with respect thereto. Any U.S. Option granted under the Plan may require Syngenta (or the Subsidiary that employs the recipient), or permit the recipient of the U.S. Option to elect, in accordance with any applicable rules established by Syngenta, to withhold or to pay all or a part of the amount of the withholding taxes in Shares. Such election may be denied by Syngenta in its discretion, or may be made subject to certain conditions specified by the Committee.

     The applicable ISO Award shall provide that if a Participant makes a disposition, within the meaning of Section 424(c) of the Code and the regulations promulgated thereunder, of any Shares issued to such Participant pursuant to the exercise of an ISO Award within the two-year period commencing on the Grant Date or within the one-year period commencing on the date of transfer of such Share to the Participant pursuant to such exercise, the Participant shall, within 10 days of such disposition, notify Syngenta of it (or the Subsidiary that employs the Participant), by delivery of written notice to Syngenta or such Subsidiary at its principal executive office.

10.  Securities laws compliance

     No Shares may be issued or transferred in connection with the exercise of an U.S. Option, unless Syngenta shall have determined that such issue or transfer is in compliance with or pursuant to an exemption from all applicable U.S. federal and state securities laws.

11.  Shares over ADSs

     Any U.S. Option granted under the Plan will be satisfied in the form of ADSs. The references to "Shares" in the Plan shall be deemed to be references to "ADSs", as the context may require.

12.  Certain definitions

     For the purposes of the U.S. Options, the following terms shall have the following meanings (notwithstanding any contrary provision in the Plan):

     "ADSs" means the American depositary shares representing the Shares.

     "Fair Market Value" means on a particular day an amount equal to the average of the high and low intra-day sales prices of an ADS recorded on the New York Stock Exchange on the applicable valuation date.

     "Subsidiary" means any corporation (other than Syngenta) in an unbroken chain of corporations beginning with Syngenta, where each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting powers of all classes of stock in one or the other corporations in such chain.

     "Ten Percent Shareholder" means a Participant who, at the time an ISO is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of Syngenta, or any Subsidiary (as such terms are defined in Section 424 of the Code) of Syngenta.